Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2009, except for Note 22 which is as of October 21, 2009, on the consolidated balance sheets of Dejour Enterprises Ltd. (the “Company”) as at December 31, 2008 and 2007 and the related consolidated statements of operations and deficit, comprehensive loss and accumulated other comprehensive income (loss) and cash flows for the years then ended, and the Company’s internal control over financial reporting as at December 31, 2008, that are included in the Company’s amended Form 20-F for the year ended December 31, 2008 which is incorporated by reference in the Company’s Form F-3 Registration Statement filed with the United States Securities and Exchange Commission on October 22, 2009.  We also consent to the reference to our firm under the caption “Experts”.

“DMCL”

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 22, 2009